News Release

Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4800	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS THIRD QUARTER 2015 RESULTS

NASHVILLE, Tenn. (November 19, 2015) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended October 31, 2015.

Net sales for the 13 weeks ended October 31, 2015, increased 10.3% to $129.2 million compared with $117.2 million for the 13 weeks ended November 1, 2014. Comparable store sales for the third quarter of fiscal 2015, including e-commerce sales, increased 1.8% compared with a comparable store sales increase of 6.3% in the prior-year quarter. Kirkland’s opened 21 stores and closed two during the third quarter of 2015, bringing the total number of stores to 370 at quarter end.

Net sales for the 39 weeks ended October 31, 2015, increased 10.3% to $362.8 million compared with $328.9 million for the 39 weeks ended November 1, 2014. Comparable store sales, including e-commerce sales, increased 3.7% for the 39 weeks ended October 31, 2015 compared with an increase of 5.0% in the prior-year period. Kirkland’s opened 31 stores and closed five during the 39-week period.

For the 13 weeks ended October 31, 2015, the Company reported a net loss of $0.3 million, or ($0.02) per diluted share. The loss includes a tax benefit of $0.02 per diluted share relating to state employment and investment credits. The Company reported net income of $1.3 million, or $0.07 per diluted share, for the 13 weeks ended November 1, 2014.

For the 39 weeks ended October 31, 2015, the Company reported a net loss of $0.03 million, or ($0.00) per diluted share, compared with net income of $2.3 million, or $0.13 per diluted share, for the 39 weeks ended November 1, 2014. Adjusted net income for the 39 weeks ended October 31, 2015 was $0.3 million, or $0.02 per diluted share. Adjusted net income for the 39 weeks ended October 31, 2015 excludes a $0.02 per diluted share charge in the first quarter of 2015 related to the retirement of the Company’s previous CEO.

Mike Madden, Kirkland’s President and Chief Executive Officer, said, “While our fall seasonal merchandise performed well and e-commerce revenues exceeded our expectations, we were disappointed with our third quarter results. Comparable sales were impacted by soft traffic including weakness in Texas, where we have our highest concentration of stores. Merchandise margins were lower due primarily to an increase in promotional activity to stimulate traffic and manage inventory levels, as well as higher supply chain costs.”

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KIRK Reports Third Fiscal Quarter 2015 Results

November 19, 2015

Mr. Madden continued, “Our revised guidance assumes traffic challenges persist. Yet the bulk of the holiday selling season is ahead of us and we believe we have a strong and engaging holiday assortment as evidenced by our continued strength in conversion. We’re also encouraged by the performance of our 2015 class of stores and will enter Thanksgiving with 11% more stores open versus last year.”

Updated Fiscal 2015 Outlook

Earnings:
Based on the Company’s sales and earnings performance to
date in fiscal 2015, the Company now expects adjusted
fiscal 2015 earnings per diluted share to be in the range
of $0.89 to $0.96, excluding a $0.02 per diluted share
charge related to the retirement of the Company’s previous
CEO. This full year guidance implies an earnings
expectation in the range of $0.88 to $0.95 per diluted
share for the 13 weeks ending January 30, 2016 (the
“fourth quarter”). The Company expects its full year tax
rate to be approximately 38.5%.

Store Growth:
For the fourth quarter, the Company expects to open 11
stores and close six stores. This represents an 11%
increase in total stores open by Thanksgiving compared
with last year. For fiscal 2015, this totals 42 new
store openings and 11 store closings.

Sales:
The Company expects total sales for the fourth quarter to
range between $197 and $200 million. This implies a
comparable store sales increase of flat to up 2%. Total
sales for fiscal 2015 are expected to increase
approximately 10% to 11% compared with fiscal 2014. This
level of sales performance would imply a comparable store
sales increase in the range of 2% to 3% for fiscal 2015.

Margin & Expenses:
The fourth quarter earnings forecast implies a decline in
year-over-year gross profit margin. Operating expenses
are expected to increase on a dollar basis due to the
increase in stores, but decline as a percentage of sales
for the fourth quarter. For the full year, the Company
expects a modest decline in its operating margin due to
lower merchandise margins and higher supply chain costs.

Cash Flow:	Capital expenditures in fiscal 2015 are estimated to range between $32 million and $34 million compared with $30 million in fiscal 2014.

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KIRK Reports Third Fiscal Quarter 2015 Results

November 19, 2015

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, November 19, 2015, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, November 27, 2015, by dialing (412) 317-0088 and entering the confirmation number, 10075182.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or https://www.webcaster4.com/Webcast/Page/957/11331 on November 19, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 379 stores in 35 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2015. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Third Fiscal Quarter 2015 Results

November 19, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	October 31,	November 1,
	2015	2014
Net sales	$129,238	$117,198
Cost of sales	81,137	71,446

Gross profit	48,101	45,752
Operating expenses:
Operating expenses	43,476	39,111
Depreciation	5,557	4,670

Operating income (loss)	(932)	1,971
Other expense, net	12	1

Income (loss) before income taxes	(944)	1,970
Income tax expense (benefit)	(674)	710

Net income (loss)	$(270)	$1,260

Earnings (loss) per share:
Basic	$(0.02)	$0.07

Diluted	$(0.02)	$0.07

Shares used to calculate earnings (loss) per share:
Basic	17,243	17,258

Diluted	17,243	17,734

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KIRK Reports Third Fiscal Quarter Fiscal 2015 Results

November 19, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39-Week	39-Week
	Period Ended	Period Ended
	October 31,	November 1,
	2015	2014
Net sales	$362,837	$328,938
Cost of sales	224,561	202,711

Gross profit	138,276	126,227
Operating expenses:
Operating expenses	122,717	109,367
Depreciation	16,096	13,401

Operating income (loss)	(537)	3,459
Other expense (income), net	41	(171)

Income (loss) before income taxes	(578)	3,630
Income tax expense (benefit)	(549)	1,370

Net income (loss)	$(29)	$2,260

Earnings (loss) per share:
Basic	$(0.00)	$0.13

Diluted	$(0.00)	$0.13

Shares used to calculate earnings (loss) per share:
Basic	17,252	17,300

Diluted	17,252	17,799

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KIRK Reports Third Fiscal Quarter 2015 Results

November 19, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$32,358	$99,138	$56,642
Inventories, net	95,460	55,775	77,456
Deferred income taxes	3,522	3,538	2,969
Other current assets	18,056	8,878	12,549

Total current assets	149,396	167,329	149,616
Property and equipment, net	107,000	90,992	90,683
Other assets	2,107	2,166	2,125

Total assets	$258,503	$260,487	$242,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,962	$24,705	$32,049
Income taxes payable	—	5,648	—
Other current liabilities	26,927	27,027	25,296

Total current liabilities	80,889	57,380	57,345
Non-current deferred income taxes	4,279	4,138	3,116
Deferred rent and other long-term liabilities	51,896	47,907	46,305

Total liabilities	137,064	109,425	106,766

Net shareholders’ equity	121,439	151,062	135,658

Total liabilities and shareholders’ equity	$258,503	$260,487	$242,424

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KIRK Reports Third Fiscal Quarter 2015 Results

November 19, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	39-Week	39-Week
	Period Ended	Period Ended
	October 31, 2015	November 1, 2014
Net cash used in:
Operating activities	$(8,584)	$(4,473)
Investing activities	(25,721)	(24,049)
Financing activities	(32,475)	(3,886)

Cash and cash equivalents:
Net decrease	(66,780)	(32,408)
Beginning of the period	99,138	89,050

End of the period	$32,358	$56,642

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